Exhibit 5.1
Troutman Sanders llp
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP
BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E. — SUITE 5200
ATLANTA, GEORGIA 30308-2216
www.troutmansanders.com
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3900
October 3, 2008
PRG-Schultz International, Inc.
600 Galleria Parkway, Suite 100
Atlanta, Georgia 30339
Ladies and Gentlemen:
     We have acted as your special counsel in connection with the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) 2,000,000 shares of Common Stock, no par value, (the “Plan Shares”), to be issued in connection with the PRG-Schultz International, Inc. 2008 Equity Incentive Plan (the “Benefit Plan”) and (ii) 50,000 shares to be issued in connection with stock options issued as an employment inducement grant (the “Inducement Grant Shares”) pursuant to the terms of that certain Option Agreement dated November 11, 2005, between PRG-Schultz International, Inc. and Peter Limeri (the “Option Agreement”). This opinion is being provided at your request for inclusion in the Registration Statement.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.
     Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Act and to compliance with such securities or "Blue Sky" laws of any jurisdiction as may be applicable and the maintenance of all requisite regulatory and other approvals:
     (i) The Plan Shares have been duly authorized and, when issued by you in the manner contemplated by the Benefit Plan, will be validly issued, fully paid and nonassessable.

     (ii) The Inducement Grant Shares have been duly authorized and, when issued by you in the manner contemplated by the Option Agreement, will be validly issued, fully paid and nonassessable.
     The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. We do not purport to render an opinion based on the laws of any jurisdiction other than the laws of the State of Georgia and the federal laws of the United States of America, and we express no opinion herein as to the effect of any other laws. In addition, we are not opining on “blue sky” or other state securities laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; provided, however, that such consent does not constitute a consent under Section 7 of the Act or any indication that we have certified any part of the Registration Statement or otherwise, by virtue of the giving of this opinion, come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC promulgated with respect thereto.

Very truly yours,
/s/ Troutman Sanders LLP